CONTRIBUTION AND FORMATION AGREEMENT

                                      AMONG

                        KEY BISCAYNE LIMITED PARTNERSHIP,
                         a Florida limited partnership,

                          FLORIDA SONESTA CORPORATION,
                              a Florida corporation

                                       and

                         KEY BISCAYNE LAND CORPORATION,
                              a Florida corporation

                                and joined in by

                      KEY BISCAYNE HOTEL ASSOCIATES, LTD.,
                         a Florida limited partnership,

                           PARTNERS LIQUIDATING TRUST,
                                a Delaware trust

                        STRATEGIC REALTY ADVISORS, INC.,
                             an Illinois corporation

                    SONESTA INTERNATIONAL HOTELS CORPORATION,
                             a New York corporation

                                      TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
Article I      Definitions...................................................................1

        1.1    Definitions...................................................................1
        1.2    References....................................................................8

Article II     Formation of Partnership......................................................8

        2.1    Formation and Contribution....................................................8
        2.2    Assumption of Liabilities.....................................................9
        2.3    Matters Relating to Existing  Indebtedness...................................10
        2.4    Matters Relating to Management Agreement and Asset Management Fee............11

Article III    Closing......................................................................12

        3.1    Closing......................................................................12
        3.2    KBLP Closing Documents.......................................................12
        3.3    Sonesta Closing Documents....................................................13
        3.4    The Partnership Closing Documents............................................13
        3.5    Form of Documents............................................................14

Article IV     Representations and Warranties...............................................14

        4.1    Sonesta Partner Representations and Warranties...............................14
        4.2    KBLP Representations and Warranties..........................................15

Article V      Conditions to Closing........................................................19

        5.1    Conditions to KBLP's Obligations.............................................19
        5.2    Conditions to Sonesta Partners' Obligations..................................20

Article VI     Additional Covenants.........................................................20

        6.1    Indemnification..............................................................20
        6.2    Matters Relating to the Plan.................................................22
        6.3    Books and Records............................................................22
        6.4    Transaction Costs and Expenses...............................................22
        6.5    Bulk Sales...................................................................23
        6.6    [Intentionally Deleted]......................................................23
        6.7    Contract Party Consents......................................................23
        6.8    Forbearance..................................................................23
        6.9    Further Assurances...........................................................23
        6.10   Prorations and Apportionments................................................23
        6.11   Tax Reporting................................................................24

                                                                                            Page
                                                                                            ----
Article VII    Default......................................................................24

        7.1    Events of Default............................................................24
        7.2    Remedies.....................................................................24

Article VIII   Miscellaneous................................................................24

        8.1    Survival.....................................................................24
        8.2    Notices......................................................................24
        8.3    Counterparts.................................................................25
        8.4    Amendments...................................................................25
        8.5    Waiver.......................................................................25
        8.6    Successors and Assigns.......................................................25
        8.7    Third Party Beneficiaries....................................................26
        8.8    Partial Invalidity...........................................................26
        8.9    Governing Law................................................................26
        8.10   Assignment...................................................................26
        8.11   Headings.....................................................................26
        8.12   Gender and Number............................................................26
        8.13   Time of Essence..............................................................26
        8.14   Schedules....................................................................26

        Exhibit A - Legal Description of the Land
        Exhibit B - Partnership Agreement
        Exhibit C - Permitted Exceptions

        Schedule 2.1 - Capital Contributions
        Schedule 2.2(a) - Payables
        Schedule 2.3(d) - Mortgage Amendments
        Schedule 4.2(f) - Existing Indebtedness
        Schedule 4.2(g) - Contracts
        Schedule 4.2(i) - Insurance
        Schedule 4.2(j) - Employee Benefit Plan
        Schedule 4.2(k) - Licenses and Permits
        Schedule 4.2(n) - Intellectual Property

                      CONTRIBUTION AND FORMATION AGREEMENT

        THIS CONTRIBUTION AND FORMATION AGREEMENT (the "Agreement") is entered into as of January 30, 1998, by and among KEY BISCAYNE LIMITED PARTNERSHIP, a Florida limited partnership ("KBLP"), FLORIDA SONESTA CORPORATION, a Florida corporation, ("FSC") and KEY BISCAYNE LAND CORPORATION, a Florida corporation ("Sonesta II") and joined in by KEY BISCAYNE HOTEL ASSOCIATES, LTD., a Florida limited partnership ("KBHA"), PARTNERS LIQUIDATING TRUST, a Delaware trust ("PLT"), STRATEGIC REALTY ADVISORS, INC., an Illinois corporation ("SRAI") and SONESTA INTERNATIONAL HOTELS CORPORATION, a New York corporation.

                              PRELIMINARY STATEMENT

        A. The parties hereto desire to form a limited partnership under the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, to be known as SONESTA BEACH RESORT LIMITED PARTNERSHIP (the "Partnership").

        B. KBLP is the owner of a 293-room hotel located in Key Biscayne, Florida and commonly known as the Sonesta Beach Resort and desires to contribute the same to the Partnership as its initial capital contribution thereto.

        C. The parties desire to set forth herein their understandings with regard to the formation of the Partnership.

        NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I
                                   Definitions

        1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

        "Aetna" shall mean Aetna Life Insurance Company, one of the Existing Lenders.

        "Aetna Indebtedness" shall mean the Existing Indebtedness held by Aetna and marked with an "A" on Schedule 4.2(f).

        "Aetna Consent/Estoppel" shall have the meaning set forth in Section 2.3(a).

        "Affiliate" shall mean, with respect to any party or other person, an affiliate of such party or other person as determined under the Securities Act and the regulations promulgated thereunder.

        "Agreement" shall mean this Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

        "Asset Management Fee" shall mean the "SRA Fee" payable to SRAI pursuant to Section 7.1(g) of the Management Agreement, as added by the Second Amendment to Management Agreement referred to in the definition of "Management Agreement".

        "Assumed Liabilities" shall have the meaning set forth in Section
2.2(a).

        "Books and Records" shall mean all records, books of account and papers of KBLP relating to the construction, ownership and operation of the Property, including without limitation any architect's drawings, blue prints, and originals and/or copies of Contracts.

        "Bulk Sales Releases/Directions" shall have the meaning set forth in
Section 6.5.

        "Closing" shall have the meaning set forth in Section 3.1.

        "Closing Date" shall have the meaning set forth in Section 3.1.

        "Closing Documents" shall mean the KBLP Closing Documents, the Sonesta Closing Documents and the Partnership Closing Documents, or any of them.

        "Consumables" shall mean all food and beverages; engineering, maintenance and housekeeping supplies, including soap, cleaning materials and mattresses, fuel, draperies, materials and carpeting; stationery and printing; and all other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel or the Real Property, which are owned by KBLP on the date hereof subject to such depletion and including such re-supplies as shall occur and be made in the normal course of business, whether issued or held in operating departments or held in reserve storage.

        "Contract Party Consents" shall have the meaning set forth in Section
6.7.

        "Contracts" shall mean the space leases, occupancy agreements, concession agreements, license agreements, loan documents, management agreements, service, maintenance and other contracts and concessions and equipment leases relating to the Hotel or Real Property or any portion thereof, including without limitation the Existing Indebtedness Documents and the Management Agreement.

        "Deadlines" shall have the meaning set forth in Section 6.2.

        "Default" shall have the meaning set forth in Section 7.1.

        "Environmental Laws" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, underground storage tanks or the protection of human health or the environment, as the same may be amended from time to time.

        "Excess Expenditures" shall have the meaning set forth in Partnership Agreement.

        "Existing Indebtedness" shall mean those certain loans to KBLP described on Schedule 4.2(f).

        "Existing Indebtedness Documents" shall mean the instruments and documents which are listed on Schedule 4.2(f) and evidence or secure the Existing Indebtedness.

        "Existing Lenders" shall mean the Persons set forth on Schedule 4.2(f).

        "Fair Market Value" shall have the meaning set forth in the Partnership Agreement.

        "FF&E" shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property now owned by KBLP and used or usable, or intended for use, in connection with any present or future occupation or operation of all or any part of the Hotel or Real Property, whether located on or in the Hotel or Real Property or stored off site, subject to such depletions, re-supplies, substitutions and replacements as shall occur and be made in the normal course of business.

        "Financial Transaction" shall have the meaning set forth in Section 6.2.

        "FSC Guaranty" shall have the meaning set forth in Section 2.3(c).

        "FSC Indebtedness" shall mean the Existing Indebtedness held by FSC and marked with an "FSC" on Schedule 4.2(f).

        "Gross Asset Value" shall mean the gross asset value of the Property, which equals at least $36,000,000. The parties agree that the Gross Asset Value may not equal the Fair Market Value of the Property on the date hereof and that there shall be no presumption that the Gross Asset Value equals the Fair Market Value of the Property on the date hereof.

        "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which (a) is now, or at any future time may be, regulated by the United States Government, the State of Florida any other state with jurisdiction or any local governmental authority, (b) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, (c) requires investigation or remediation under any Environmental Law or common law,
(d) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or (e) causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property.

        "Hotel" shall mean the Sonesta Beach Resort, together with related amenities and facilities, currently being operated on the Real Property.

        "Improvements" shall mean all buildings, structures (surface and subsurface) and other improvements located on the Land, including any fixtures as shall constitute real property under applicable provisions of law.

        "KBHA Indebtedness" shall mean the Existing Indebtedness indicated with an "K" on Schedule 4.2(f).

        "KBHA/PLT Indebtedness" shall mean the combined obligations of KBLP under the KBHA Indebtedness and the PLT Indebtedness.

        "KBHA/PLT Indebtedness Amendments" shall have the meaning given it in
Section 2.3(c).

        "KBHA/PLT Note" shall have the meaning set forth in Section 2.3(c).

        "KBLP Closing Documents" shall have the meaning set forth in Section
3.2.

        "KBLP Distribution" shall have the meaning set forth in the Partnership Agreement.

        "KBLP Liabilities" shall have the meaning set forth in Section 2.2(b).

        "KBLP Party(ies)" shall have the meaning set forth in Section 6.2.

        "Land" shall mean those certain parcels of real estate and interests therein listed and described on Exhibit A.

        "Loss" shall have the meaning set forth in Section 6.1.

        "Lien" shall mean any mortgage, lien, pledge, security interest, charge, claim, restriction or other encumbrance of any nature whatsoever.

        "Liquidated Damages" shall mean, as of the date of calculation, an amount equal to the present value (discounted at twelve percent (12%) per annum) of the amount of interest (at twelve percent (12%) per annum) that would be earned from the date of calculation to the Measurement Date on an amount equal to the aggregate amount of federal and state income taxes that would be payable by all of the constituent partners of KBLP if the Property were sold on the Measurement Date (the "Aggregate Tax Liability"). The intent of the calculation of Liquidated Damages is to compensate each KBLP partner for the loss he sustains as a consequence of having to pay recapture taxes prior to the Measurement Date, such loss being deemed to equal the present value of the interest that the partner would have earned on the amount of taxes paid by it between the date the taxes are paid and the Measurement Date. KBLP's good faith estimate of the maximum amount of the Aggregate Tax Liability is $8,469,000 (the "Maximum Aggregate Tax Liability"). Accordingly, based upon the foregoing, the maximum amount of Liquidated Damages for calendar year (i) 1998 shall equal $3,086,000; (ii) 1999 shall equal $2,441,000; (iii) 2000 shall equal $1,718,000;
(iv) 2001 shall equal $907,000; and (v) 2002 and thereafter shall equal $0. Each partner of KBLP shall prepare his own calculation of Liquidated Damages and this amount shall be certified by a certified public accountant or such other party as actually prepares that partner's tax return, and said certified amount shall be delivered to the Partnership. The Partnership shall then be obligated to pay said partner the amount so certified; provided, however, that in no event shall Liquidated Damages payable exceed the amounts set forth in (i) - (v) for the respective year and no partner shall be entitled to receive more than his proportionate share of the amounts set forth in (i) - (v) for the respective year based on said partner's partnership percentage of KBLP as certified to the Partnership by KBLP's general partner. In the event a KBLP partner fails to so submit such a statement, such partner shall be entitled to receive his proportionate share of the amounts set forth in (i) -
(v) for the respective year based on said partner's partnership percentage of KBLP as certified to the Partnership by KBLP's general partner (or such lesser amount as the accountant for the Partnership reasonably calculates as Liquidated Damages for such partner, less the costs reasonably incurred by the Partnership in connection therewith); provided, however, that the obligation to pay any person any Liquidated Damages shall terminate as of the date that is two years after the date of the occurrence of the event that gave rise to the obligation to pay Liquidated Damages.

        Notwithstanding anything construed herein to the contrary, the Maximum Aggregate Tax Liability is based upon tax laws as in effect as of the date of the Agreement and shall be adjusted in the event of any changes in the tax laws which are effective as of the date of the occurrence of the event that gave rise to the obligation to pay Liquidated Damages.

        "Management Agreement" shall mean that certain Management Agreement dated as of December 27, 1984, by and between FSC and KBLP (as successor to Biscayne Beach Hotel Associates, Ltd.), as amended by that certain First Amendment to Management Agreement dated September 12, 1991 and that certain Second Amendment to Management Agreement dated December 31, 1993 and as further amended as described in Section 2.4.

        "Measurement Date" shall mean January 1, 2002.

        "Miscellaneous Property Assets" shall mean all tangible and intangible assets of KBLP relating to or used in connection with the Hotel (other than the Real Property, the FF&E, the Operating Equipment, and the Consumables), including without limitation all right, title and interest of KBLP in and to contract rights, leases, concessions, trademarks, service marks, trade names (including the names of restaurants, lounges and meeting rooms), logos, copyrights, rights under guaranties or warranties relating to goods, merchandise or services, insurance claims, the rights to receive the proceeds of any condemnation or taking of the Property or a deed in lieu thereof, goodwill, any goods, merchandise or services either in transit, under fabrication or otherwise ordered but not yet received at the Hotel on or prior to the Closing Date, all accounts and other receivables, all unpaid rents, guest ledger receivables, cash or other funds on deposit in bank accounts or in transit for deposit, petty cash, house banks, advance payments, outstanding checks, refunds, rebates or other claims or interest thereon, utility and similar deposits, prepaid insurance and other prepaid items, bookings and advance booking deposits, computer software and sales data.

        "Mortgage Amendments" shall have the meaning given it in Section 2.3(d).

        "Mortgages" shall mean the mortgages and deeds of trust marked with an "M" on Schedule 4.2(f).

        "New Asset Management Fee Expiration Date" shall have the meaning set forth in Section 2.4(d).

        "Operating Equipment" shall mean all china, glassware, linens, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are owned by KBLP and on hand on the date hereof subject to such depletion and including such re-supplies as shall be made in the normal course of business.

        "Partnership" shall have the meaning set forth in Recital A.

        "Partnership Agreement" shall mean the Agreement of Limited Partnership of the Partnership the form of which is attached hereto as Exhibit B.

        "Partnership Closing Documents" shall have the meaning set forth in
Section 3.4.

        "Partnership Interest" shall mean any general or limited partnership interest in the Partnership.

        "Permits" shall mean all licenses, franchises and permits used in or relating to the ownership, occupancy or operation of the Hotel or Real Property or any facilities located thereon or any part thereof.

        "Permitted Exceptions" shall mean those title exceptions, defects and other matters set forth on Exhibit C, including without limitation the Liens created by the Mortgages.

        "Person" or "person" shall have the meaning set forth in the Partnership Agreement.

        "Personalty" shall mean all Property other than the Real Property.

        "Plan" shall mean that certain Plan to be filed in the United States Bankruptcy Court, District of Delaware (or in the event that Delaware is not a legally available venue, such other legal venue upon which the parties may agree), in the matter of Key Biscayne Limited Partnership, d/b/a Sonesta Beach Resort.

        "PLT Indebtedness" shall mean the Existing Indebtedness indicated with an "P" on Schedule 4.2(f).

        "Property" shall mean (a) the Real Property, (b) the FF&E, (c) the Operating Equipment, (d) the Consumables, (e) the rights and interests of KBLP in, to and under all Contracts, (f) the rights and interests of KBLP in, to and under any Permits, and (g) all other Miscellaneous Property Assets, collectively, without distinction among the various classes of property.

        "Rate" shall have the meaning set forth in the Partnership Agreement.

        "Real Property" shall mean the Land and the Improvements, together with
(a) all of the estate, right, title and interest of KBLP therein and in and to any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof and in and to any awards made or to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and other such rights and interests appurtenant to the foregoing.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Senior Indebtedness" shall mean the Existing Indebtedness marked with an "SD" on Schedule 4.2(f), including all advances for legal and accounting fees incurred in connection herewith and all Transaction Costs, plus interest thereon at the per annum rate equal to the Rate until paid.

        "Sonesta Closing Documents" shall have the meaning set forth in Section 3.3.

        "Sonesta Guaranty" shall have the meaning set forth in Section 2.3(c).

        "Sonesta International" shall mean Sonesta International Hotels Corporation.

        "Sonesta Partner" shall mean either FSC or Sonesta II and "Sonesta Partners" shall mean both of them.

        "Special Final Distribution" shall have the meaning set forth in Section 2.1(b).

        "Title Policy" shall mean an owners' title insurance policy issued by the Title Company in an amount reasonably acceptable to FSC insuring the Partnership as owner of good, marketable and indefeasible title to the Property subject only to the Permitted Exceptions, which title policy shall be in form satisfactory to, and contain endorsements requested by, the Sonesta Partners.

        "Transaction Costs" shall have the meaning set forth in Section 6.4.

        "Transactions" shall mean the transactions contemplated hereby.

        "Transfer Basis" shall have the meaning set forth in the Partnership Agreement (i.e., the sum of (a) the outstanding principal amount of all secured and unsecured indebtedness of the Partnership on the Closing Date, including the Assumed Liabilities, as set forth on Schedule 4.2(f), plus all unpaid interest accrued or deemed to have accrued thereon through the Measurement Date (or the date of the Special Final Distribution or applicable Realization Event, as applicable), less amounts applied in repayment thereof in accordance with the terms of such debt (as modified by the Second Amendment to Management Agreement in the case of the FSC Indebtedness), and (b) the sum of the Excess Expenditures for the calendar years or portion thereof through the Measurement Date (or the date of the Special Final Distribution or applicable Realization Event, as applicable), and the Transaction Costs, plus interest thereon through the Measurement Date (or the date of the Special Final Distribution or applicable Realization Event, as applicable), at the per annum rate equal to the Rate.).

        1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" or "Schedule" shall, unless otherwise specified, refer to one of the exhibits or schedules annexed hereto and, by such reference, made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.

                                   ARTICLE II
                            Formation of Partnership

        2.1 Formation and Contribution.

               (a) Upon the terms and subject to the conditions contained herein, the parties shall form the Partnership upon the terms and conditions set forth in the Partnership Agreement and, at Closing, (a) KBLP shall contribute to the capital of the Partnership all of KBLP's right, title and interest in and to the Property, free and clear of all Liens other than the Permitted Exceptions, and (b) each Sonesta Partner shall contribute to the capital of the Partnership cash in the amount set forth opposite its name on Schedule 2.1. The parties agree that, at Closing, the Gross Asset Value of the Property less the principal amount of the Existing Indebtedness shall be deemed to be $1.00. FSC shall be the general partner of the Partnership. KBLP's rights to distributions under the Partnership Agreement upon the occurrence of a Realization Event (as defined in the Partnership Agreement) or in the event of a liquidation or dissolution shall be to receive the KBLP Distribution.

               (b) The Partnership Agreement shall provide that the Partnership may at any time on or after January 1, 2002 by written notice (the "Notice") delivered to KBLP or its successors or legal representatives, make a special final distribution ("Special Final Distribution") to KBLP equal to the greater of (i) $10.00 and (ii) the product of the Partnership Percentage (as defined in the Partnership Agreement) of KBLP multiplied by the excess of (A) the Fair Market Value of the Property on the date the Notice is delivered over (B) the Transfer Basis. The Special Final Distribution shall be made on the twentieth (20th) day following the date of the Notice and shall be paid in cash (and, in the event that the Fair Market Value has not been determined, the Partnership shall pay to KBLP the amount to be paid pursuant to this Section based on the amount designated by the Sonesta Partners as the Fair Market Value pursuant to the definition of "Fair Market Value," and a subsequent adjustment shall be made between the Partnership and KBLP upon the determination of Fair Market Value in accordance with the terms of the Partnership Agreement if the amount owing based on the final determination of Fair Market Value differs from the sum originally paid). Upon payment of the Special Final Distribution, KBLP shall be deemed to have (x) relinquished its interest in the Partnership, and all rights and privileges pertaining thereto or hereunder, including any right to vote on Partnership matters or to receive any further distributions from the Partnership whatsoever (except as provided in Section 10.2 of the Partnership

        Agreement), and (y) assigned to FSC all of its right, title and interest in, to and under the Partnership Agreement.

               (c) If prior to January 1, 2002, (i) the Partnership sells, exchanges or otherwise disposes of the Property, or (ii) for any reason (other than a refinancing of the Aetna Indebtedness or its replacement, the consummation of the Transactions, or a condemnation or casualty of the Property where the restoration of the Property is not commercially practicable) the Partnership is otherwise liquidated or dissolved in a manner that results in income or gain for federal income tax purposes by KBLP or is treated as a sale or exchange of all or substantially all of the Property for federal income tax purposes, or (iii) there is any other occurrence (other than a refinancing of the Aetna Indebtedness or its replacement, the consummation of the Transactions or a condemnation or casualty of the Property where the restoration of the Property is not commercially practicable or other circumstance not reasonably avoidable by the Partnership) that results in income or gain for federal income tax purposes by KBLP or is treated as a sale or exchange of all or substantially all of the Property for federal income tax purposes, then the Partnership shall, concurrent with the occurrence of any such event, pay to KBLP an amount equal to the Liquidated Damages. The FSC Guaranty shall also guaranty (i) the Partnership's obligation to pay Liquidated Damages, and (ii) in the event FSC assigns its interest as General Partner in accordance with Sections 8.1(a) or (b) of the Partnership Agreement, the Assumed Liabilities.

        2.2    Assumption of Liabilities.

               (a) At the Closing, the parties shall cause the Partnership to assume, and after Closing the Partnership shall pay as and when due (subject to the right, in good faith, to contest amounts due) the following: (i) the obligations of KBLP under the Existing Indebtedness (other than the KBHA Indebtedness and the PLT Indebtedness) pursuant to the applicable Existing Indebtedness Documents (with the liability of the Partnership being limited to the same extent, if any, as KBLP's liability is limited thereunder), (ii) the liabilities and obligations of KBLP under the other Contracts (with the liability of the Partnership being limited to the same extent, if any, as KBLP's liability is limited thereunder), (iii) environmental liabilities relating to the ownership, use, management or operation of the Property, (iv) real property, sales, occupancy, use and other taxes and assessments relating to the ownership, use, management or operation of the Property (other than taxes in the nature of income taxes of KBLP or any of its constituent partners), (v) the liabilities set forth on Schedule 2.2(a), (vi) the Asset Management Fee; and (vii) all other liabilities of KBLP relating to the use, management or operation of the Property other than the KBLP Liabilities (collectively, the "Assumed Liabilities").

               (b) Except as otherwise herein expressly provided, the Partnership shall not by virtue of the consummation of the Transactions be deemed to have assumed any KBLP Liabilities. "KBLP Liabilities" means
        (i) any liabilities or obligations of KBLP that do not relate to the use, management or operation of the Property, or (ii) the KBHA Indebtedness or the PLT Indebtedness, or (iii) any liabilities or obligations to Affiliates of

        KBLP (other than the Asset Management Fee), regardless of whether any of the same otherwise relate to the Property, and KBLP shall pay the KBLP Liabilities as and when they become due (subject to the right, in good faith, to contest amounts due).

        2.3    Matters Relating to Existing Indebtedness.

               (a) KBLP shall use reasonable best efforts to obtain, at or prior to Closing, the unconditional consent of Aetna to the consummation of the Transactions (including without limitation the amendment of the Management Agreement described in Section 2.4), together with an estoppel certificate from Aetna, in form and substance reasonably acceptable to the Sonesta Partners (the "Aetna Consent/Estoppel").

               (b) At Closing, the Sonesta Partners shall cause FSC to release KBLP and its partners from any and all personal liability in respect of the FSC Indebtedness and the Existing Indebtedness Documents relating thereto (the "FSC Indebtedness Waiver").

               (c) At Closing, the Sonesta Partners shall cause the Partnership and KBLP shall cause KBHA and PLT to enter into an agreement (the "KBHA/PLT Indebtedness Amendments") modifying the provisions of the KBHA Indebtedness and the PLT Indebtedness as follows: (i) the KBHA/PLT Indebtedness shall be exchanged for a note from the Partnership in the principal amount equal to $500,000, payable on the Measurement Date, with no interest thereon unless paid after the Measurement Date, in which event simple interest shall accrue from the Measurement Date at twelve percent (12%) per annum until paid in full (the "KBHA/PLT Note"),
        (ii) at the option of the Sonesta Partners, all security interests of KBHA and PLT with respect to the KBHA Indebtedness and the PLT Indebtedness shall be released and/or assigned to FSC pursuant to instruments of assignment, in recordable form, in form and substance reasonably acceptable to FSC, KBHA and PLT, (iii) payments made in respect of the KBHA/PLT Note shall be paid to KBHA, (iv) FSC shall guaranty the obligations of the Partnership under the KBHA/PLT Note in form and substance reasonably acceptable to KBLP and FSC (the "FSC Guaranty") and (v) FSC shall cause Sonesta International to issue a back-up guaranty of collection to KBHA, which guarantees the obligations of FSC under the FSC Guaranty only with respect to the KBHA/PLT Note (and not with respect to the obligation to pay Liquidated Damages or Assumed Liabilities) (the "Sonesta Guaranty"), which guaranty shall be in form and substance reasonably acceptable to Sonesta International, KBHA and KBLP.

               (d) Upon execution hereof, KBLP shall execute and deliver to FSC in recordable form the amendments to the mortgages from KBLP to FSC set forth as Schedule 2.3(d) (the "Mortgage Amendments"). The Mortgage Amendments shall be promptly recorded but shall only be effective in the event of a KBLP Default, and, absent a KBLP Default, shall be deemed null and void and of no force or effect.

        2.4    Matters Relating to Management Agreement and Asset Management
Fee.

               (a)    [Intentionally Deleted]

               (b) Each of FSC, KBLP, PLT and KBHA hereby waives and releases any and all claims and causes of action that it may have for breach of the Management Agreement by the other, whether known or unknown or anticipated or unanticipated, which arise out of or result from any acts, occurrences, transactions or omissions occurring on or prior to the date hereof. The waivers and releases described in this subparagraph
        (b) shall be null and void in the event of a termination of this Agreement whether resulting from a default by any party hereto or otherwise.

               (c) Upon execution hereof, the Management Agreement shall be deemed modified (i) to provide that neither the Transactions, the Plan, any notice of default issued by Aetna under or in connection with the Aetna Indebtedness, nor termination of the Management Agreement shall be cause for termination of the payment of the Asset Management Fee to SRAI thereunder, and (ii) to extend the term thereof for an additional five years (5). The amendments described in subparagraph (c)(i) shall be null and void in the event of a termination of this Agreement due solely to
        (A) the failure to meet the Deadlines or (B) a Default by KBLP hereunder. The amendments described in subparagraph (c)(ii) shall be null and void effective as of the Closing or in the event of a termination of this Agreement due solely to (A) the failure to meet the Deadlines (unless due to a KBLP Default) or (B) a Default by one or more of the Sonesta Partners hereunder.

               (d) At Closing, the Management Agreement shall be deemed modified to (i) extend the term thereof for an additional fifteen years (15) years; (ii) provide for the continued payment of the Asset Management Fee upon the terms set forth in the Management Agreement except that (A) the Asset Management Fee shall, subject to the provisions for earlier termination or deferral provided in the Management Agreement, continue to be paid only until the later of the relinquishment of KBLP's Partnership Interest pursuant to Section 2.1(b) hereof or the Measurement Date (the "New Asset Management Fee Expiration Date") and
        (B) one-third of the Asset Management Fee shall be deferred and paid to SRAI only upon the Measurement Date; and (iii) provide that FSC shall guaranty to SRAI payment of the Asset Management Fee. FSC shall cause the deferred portion of the Asset Management Fee described in (B) above to be deposited on its due date in an escrow (the terms of which are reasonably acceptable to FSC and KBLP) established with the law firm Broad & Cassel in Boca Raton, Florida, or such other escrow agent reasonably acceptable to FSC and KBLP.

               (e) Other than amendments expressly provided for elsewhere herein, the Management Agreement shall not be amended or modified in any way without KBLP's consent if the effect of the amendment or modification would be to alter any economic term or provision thereof in a manner that would adversely affect KBLP's rights to payment.

                                   ARTICLE III
                                     Closing

        3.1 Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Bell, Boyd & Lloyd, Chicago, Illinois, at 10:00 a.m., local time, on the first business day after the effective date of the confirmation of the Plan, or as soon as practicable thereafter, but in no event later than ten (10) business days after confirmation of the Plan (the "Closing Date").

        3.2 KBLP Closing Documents. At or prior to the Closing, KBLP shall deliver, or cause to be delivered, to the Sonesta Partners the following documents (collectively, the "KBLP Closing Documents"), duly executed by KBLP and, as appropriate, KBHA, PLT or SRAI unless otherwise specified:

               (a) A quit claim deed in proper statutory form for recording, so as to convey the entire fee simple estate in the Land and Improvements and all other items of Real Property to the Partnership.

               (b) An assignment or assignments of Contracts so as to assign to the Partnership all of the right, title and interest of KBLP and SRAI in and to the Contracts, including without limitation the Management Agreement (other than the provisions thereof relating to the right of SRAI to receive the Asset Management Fee).

               (c) A bill of sale so as to transfer to the Partnership such items of Personalty which have not been transferred pursuant to any other KBLP Closing Document.

               (d) Such instruments, documents or certificates as may be required by the Title Company as a condition to the issuance of the Title Policy, including without limitation, an ALTA statement and a so-called "gap" undertaking required in order to effect a "New York-style" closing.

               (e) KBHA/PLT Indebtedness Amendments.

               (f)    All Books and Records.

               (g) If requested by FSC, an opinion of counsel for KBLP, dated as of the Closing Date, in form and substance reasonably acceptable to the Sonesta Partners, with regard to existence, due authority, execution and delivery and enforceability.

               (h) The Aetna Consent/Estoppel.

               (i) If requested by the Sonesta Partners, releases of all collateral securing the KBHA Indebtedness and the PLT Indebtedness.

               (j)    The Partnership Agreement.

               (k) Assignments of Hotel bank accounts.

               (l) Such other documents, instruments or agreements which KBLP is required to deliver to the Sonesta Partners pursuant to the other provisions of this Agreement or which either Sonesta Partner reasonably may request in order to consummate the Transactions contemplated by this Agreement or to better vest in the Partnership title to the Property.

        3.3 Sonesta Closing Documents. At or prior to the Closing, the Sonesta Partners shall deliver to KBLP the following documents (herein referred to collectively as the "Sonesta Closing Documents"), duly executed by the Sonesta Partners unless otherwise specified:

               (a) If an opinion is required under Section 3.2(g) above, an opinion of counsel for the Sonesta Partners, dated as of the Closing Date, in form and substance reasonably satisfactory to KBLP, with regard to existence, due authority, execution and delivery and enforceability.

               (b) FSC Indebtedness Waiver.

               (c) The Partnership Agreement.

               (d) The FSC Guaranty.

               (e) The Sonesta Guaranty.

               (f) Such other documents, instruments or agreements which the Sonesta Partners are required to deliver to KBLP pursuant to the other provisions of this Agreement or which KBLP reasonably may request in order to consummate the Transactions.

        3.4 The Partnership Closing Documents. At or prior to the Closing, the Sonesta Partners shall cause the Partnership to deliver to KBLP the following documents (collectively, the "Partnership Closing Documents"), duly executed by the Partnership unless otherwise specified:

               (a) An agreement or agreements pursuant to which the Partnership assumes the Assumed Liabilities (subject to any exculpation from liability contained therein).

               (b) [Intentionally Deleted]

               (c) [Intentionally Deleted]

               (d) The KBHA/PLT Note.

               (e) Such other documents, instruments or agreements which the Sonesta Partners shall be required to cause the Partnership to deliver to KBLP pursuant to the other provisions of this Agreement or which KBLP reasonably may request in order to consummate the Transactions.

        3.5 Form of Documents. All documents required to be delivered at or prior to the Closing in accordance with the provisions of this Agreement (other than the documents attached hereto) shall be in form reasonably satisfactory to each of the parties hereto. Any documents, including deeds or other instruments of assignment or conveyance, intended to be recorded in any public office, shall be in recordable form and shall be recorded concurrently with, or as soon as reasonably practicable after, the Closing.

                                   ARTICLE IV
                         Representations and Warranties

        4.1    Sonesta Partner Representations and Warranties.

        (a) The Sonesta Partners represent and warrant to KBLP as follows:

               (i) (A) FSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full right, power and authority to execute, deliver and perform this Agreement, and (B) Sonesta II is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full right, power and authority to execute, deliver and perform this Agreement.

               (ii) The execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of each of the Sonesta Partners. This Agreement has been, and the Sonesta Closing Documents will be, duly executed and delivered by the Sonesta Partners. This Agreement constitutes, and when so executed and delivered the Sonesta Closing Documents will constitute, the legal, valid and binding obligations of the Sonesta Partners, enforceable against them in accordance with their terms.

               (iii) None of the execution, delivery or performance of this Agreement by the Sonesta Partners does or will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default or result in a loss of rights or require the consent of or filing with any person (including without limitation any governmental authority) under any term or condition of (A) the organizational documents of either Sonesta Partner or any material agreement to which either Sonesta Partner is a party or by which either Sonesta Partner is bound or (B) any terms or provisions of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to either Sonesta Partner.

               (iv) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either Sonesta Partner.

        (b) Each of FSC and Sonesta II represents and warrants as follows:

               (i) It is aware that the Partnership Interest to be acquired by it pursuant hereto will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction; that the Partnership shall not have any obligation to register the same in connection with the offering, sale or issuance thereof to it pursuant hereto or at any time thereafter; that such Partnership Interest is subject to restrictions on transfer contained in the Partnership Agreement and, in any event, cannot be sold unless such Partnership Interest is subsequently registered under the Securities Act or an exemption from such registration is available; and that the Partnership, in issuing such Partnership Interest in accordance with the provisions hereof, is relying upon the representations and warranties of FSC or Sonesta II, as the case may be, contained herein.

               (ii) It has been advised to consult, and has consulted, with independent tax counsel regarding the tax consequences of the Transactions, including without limitation the acquisition of the Partnership Interest to be acquired by it pursuant hereto and the Partnership Agreement, and it is not relying on tax advice provided by or through KBLP or any other party.

               (iii) It has been provided with such other information regarding KBLP as it has requested and has had an opportunity to meet with and ask questions of representatives of KBLP.

               (iv) The Partnership Interest to be acquired by it pursuant to this Agreement is being acquired by it for its own account for investment purposes only and not with a view to, and with no present intention of, distributing the same.

               (v) It acknowledges that an investment in the Partnership involves a substantial amount of risk, that it does not expect to receive any distributions from the Partnership and that it is able to bear the economic risk of such ownership, including the risk of losing its entire investment in the Partnership.

        4.2 KBLP Representations and Warranties. KBLP represents and warrants to the Sonesta Partners as follows:

               (a) KBLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Florida with full power and authority to execute, deliver and perform this Agreement.

               (b) The execution, delivery and performance of this Agreement by KBLP has been duly and validly authorized by all necessary action on the part of KBLP. This Agreement has been, and the KBLP Closing Documents will be, duly executed and delivered by KBLP. This Agreement constitutes, and when so executed and delivered the KBLP Closing Documents will constitute, the legal, valid and binding obligations of KBLP, enforceable against KBLP in accordance with their terms.

               (c) Subject to obtaining the Aetna Consent/Estoppel and the Contract Party Consents, none of the execution, delivery or performance of this Agreement by KBLP does or will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default or result in a loss of rights or acceleration of payments due or require the consent of or filing with any person (including without limitation any governmental authority) under (A) the organizational documents of KBLP, the Existing Indebtedness Documents or, to KBLP's knowledge, any other agreement to which KBLP is a party or by which it is bound, including without limitation the Contracts, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to KBLP.

               (d) To KBLP's knowledge, KBLP has, and upon conveyance to the Partnership at Closing in accordance with the terms hereof, the Partnership will have, good, valid and marketable title to the Property (other than the Real Property), free and clear of all Liens other than the Permitted Exceptions and Liens created by, through or under the Partnership. To KBLP's knowledge, there are no leases or other rights of occupancy or use of or rights to purchase (including without limitation rights of first refusal or first offer in respect of the purchase or disposition of) any portion of the Property other than rights of persons who are hotel guests or the rights of persons arising under the Contracts or instruments or agreements which comprise Permitted Exceptions.

               (e) To KBLP's knowledge, neither KBLP nor any other Person has caused or permitted any Hazardous Material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof or any real property adjacent thereto except for the storage and use of substances commonly present at or used in the operation and maintenance of hotels in quantities commonly present at hotels and in compliance with applicable laws, including, without limitation, Environmental Laws. To KBLP's knowledge, KBLP is in compliance with all Environmental Laws with respect to the Property and all other occupants of the Property are in compliance with the Environmental Laws. To KBLP's knowledge, KBLP has received no notice from any governmental unit or other person that KBLP or the Property is not in compliance with any Environmental Law. KBLP has not installed any underground or above ground storage tanks on, under or about the Property and, to KBLP's knowledge, there are no such tanks located upon the Property.

               (f) Schedule 4.2(f) sets forth a list of all Existing Indebtedness Documents, including without limitation all amendments, exhibits, attachments, waivers and other changes thereto (including without limitation side letters) and the Sonesta Partners have been supplied with true and correct copies of the same. Such documents constitute the entire agreement between KBLP and each other party thereto and there are no oral promises or agreements amending, supplementing or modifying the same. The Existing Indebtedness Documents (other than those relating to the FSC Indebtedness) are in full force and effect and no material breach or default by KBLP or any other party has occurred with respect to any of them and KBLP has received no notice of any such default. The outstanding principal amount of the Existing Indebtedness (other than the FSC Indebtedness) and all accrued but unpaid interest thereon is set forth in Schedule 4.2(f) and, except as set forth on Schedule 4.2(f), there are no deposits or other amounts held in escrow or otherwise under the Existing Indebtedness Documents (other than those relating to the FSC Indebtedness).

               (g) To KBLP's knowledge, Schedule 4.2(g) sets forth a list of all other Contracts, including without limitation all amendments, exhibits, attachments, waivers and other changes thereto (including without limitation side letters), the Sonesta Partners have been supplied with true and correct copies of the same and such documents constitute the entire agreement between KBLP and each other party thereto and there are no oral promises or agreements amending, supplementing or modifying the same. To KBLP's knowledge, all Contracts (other than the Existing Indebtedness Documents) are in full force and effect, no material breach or default by KBLP or any other party has occurred with respect to any of them, and KBLP has received no notice of any such default. To KBLP's knowledge, no rents or other payments or deposits are held by KBLP or its agent except the security and other deposits described on Schedule 4.2(g) and rents prepaid for the current month.

               (h) No Affiliate (past or present) of KBLP or KBHA owns any assets relating to the Hotel and, to KBLP's knowledge, the Property comprises all of the assets and property necessary for the Partnership to conduct KBLP's business as it currently is being conducted.

               (i) To KBLP's knowledge, Schedule 4.2(i) sets forth a true and complete list of all liability, property, workers' compensation and other insurance policies currently in effect that insure KBLP, KBLP's business or the Property, listing for each policy the identity of the insurance carrier, the policy period, the limits and retentions and any special exclusions, and a description of any self-insurance arrangement, including any reserves established thereunder. To KBLP's knowledge, each such policy is valid and binding and in full force and effect, all premiums thereunder have been paid and KBLP has received no notice of cancellation or termination thereof and is not in default thereunder. To KBLP's knowledge, KBLP has not received notice that any insurer of KBLP is denying liability with respect to a claim made by or against KBLP or defending under a reservation of rights clause.

               (j) KBLP is not a party to any collective bargaining or union agreements and has not encountered any labor union organizing activity or any actual or threatened employee strikes, work stoppages, slowdowns or lock-outs. To KBLP's knowledge, KBLP has no employees and, except as set forth on Schedule 4.2(j), does not maintain or sponsor any employee benefit plans, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended.

               (k) KBLP has received no notices from governmental authorities or other persons that it is not in compliance with all laws, ordinances, rules, regulations, decrees, orders, permits, licenses or other authorizations applicable to it and, to KBLP's knowledge, KBLP is in compliance with all such laws, ordinances, rules, regulations, decrees, orders, permits, licenses or other authorizations. To KBLP's knowledge,
        Schedule 4.2(k) sets forth a true and complete list of all licenses, permits and other authorizations held by KBLP with respect to the construction, operation or maintenance of the Property (other than those held by FSC in its own name).

               (l) There is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending and with respect to which notice has been served on KBLP or which, to KBLP's knowledge, is otherwise pending or threatened against KBLP relating to the Property or the Transactions, and there are no unsatisfied arbitration awards or judicial orders against KBLP.

               (m) No condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Property as to which notice has been served on KBLP, and, to KBLP's knowledge, no condemnation proceeding or other proceeding or action in the nature of eminent domain is otherwise pending or threatened with respect to all or any part of the Property.

               (n) To KBLP's knowledge, Schedule 4.2(n) lists the patents, trademarks (including registrations thereof), and trade names which are used by KBLP in connection with its business other than those that belong to FSC or its Affiliates. To KBLP's knowledge, the use of such intellectual property does not infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third party, KBLP has received no notice asserting any such infringements and no third parties are currently infringing upon the patents, copyrights, trademarks or other intellectual property rights of KBLP.

               (o) KBLP is aware that the Partnership Interest to be acquired by it pursuant hereto will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction; that the Partnership shall not have any obligation to register the same in connection with the offering, sale or issuance thereof to it pursuant hereto or at any time thereafter; that such Partnership Interest is subject to restrictions on transfer contained in the Partnership Agreement and, in any event, cannot be sold unless such Partnership Interest is subsequently registered under the Securities Act or an exemption from such registration is available; and that the Partnership, in issuing such Partnership Interest in accordance with the provisions hereof, is relying upon the representations and warranties of KBLP contained herein.

               (p) KBLP has been advised to consult, and has consulted, with independent tax counsel regarding the tax consequences of the Transactions, including without limitation the acquisition of the Partnership Interest to be acquired by it pursuant hereto and the Partnership Agreement, KBLP is not relying (and will not in the future rely) on tax advice provided by or through the Sonesta Partners or the Partnership and KBLP acknowledges that, except as specifically provided herein or in the Partnership Agreement, neither of the Sonesta Partners nor the Partnership is guarantying any particular tax result or results for KBLP on account of the Transactions or the operation of the Partnership.

               (q) KBLP has been provided with such other information regarding the Partnership as KBLP has requested and has had an opportunity to meet with and ask questions of representatives of Sonesta Partners.

               (r) The Partnership Interest to be acquired by KBLP pursuant to this Agreement is being acquired by KBLP for its own account for investment purposes only and not with a view to, and with no present intention of, distributing the same.

               (s) KBLP acknowledges that an investment in the Partnership involves a substantial amount of risk, that KBLP does not expect to receive any distributions from the Partnership and that KBLP is able to bear the economic risk of such ownership, including the risk of losing its entire investment in the Partnership.

               (t) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KBLP or its affiliates.

        For purposes of this Agreement, the knowledge of FSC or the Sonesta Partners shall not be imputed to KBLP. Each reference to "KBLP's knowledge" shall be deemed to refer to the personal knowledge of Joel Stone and/or Richard
A. Berman without any obligation on their part to conduct any further or additional investigation. Neither Joel Stone nor Richard A. Berman shall have any personal liability by reason of any breach of a representation or warranty of KBLP hereunder, regardless of whether the applicable representation and warranty was to KBLP's knowledge or otherwise. In any event, if as of the execution of this Agreement either Sonesta Partner or FSC is aware of facts or circumstances which are inconsistent with any representations or warranties of KBLP under this Agreement, then under no circumstances shall KBLP be deemed to have breached the representation or warranty (and such representation or warranty shall be deemed to be true and complete despite any such inconsistency) to the extent such inconsistent facts or circumstances were known to such Sonesta Partner or FSC.

                                    ARTICLE V
                              Conditions to Closing

        5.1 Conditions to KBLP's Obligations. KBLP's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by KBLP in its sole discretion):

               (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by the Partnership and the Sonesta Partners under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

               (b) Accuracy of Representations and Warranties. The representations and warranties made by the Sonesta Partners in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

               (c) Aetna Consent/Estoppel. The Aetna Consent/Estoppel shall have been obtained.

               (d) Plan. The Plan shall have been confirmed.

               (e) [Intentionally Deleted]

        5.2 Conditions to Sonesta Partners' Obligations. The Sonesta Partners' obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by the Sonesta Partners in their sole discretion):

               (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by KBLP under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

               (b) Accuracy of Representation and Warranties. The representations and warranties made by KBLP in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

               (c) Aetna Consent/Estoppel. The Aetna Consent/Estoppel shall have been obtained.

               (d) Issuance of Title Policy. The Title Company shall issue, or be irrevocably committed to issue, the Title Policy.

               (e) Bulk Sales Releases/Directions. The Bulk Sales
        Releases/Directions shall have been obtained.

               (f) Licenses and Permits. The Partnership shall have obtained all licenses or permits (including without limitation liquor licenses) set forth on Schedule 4.2(f), where comparable permits and licenses held by KBLP are not transferable to the Partnership, and such licenses and permits shall be in full force and effect.

               (g) Plan. The Plan shall have been confirmed.

               (h)    [Intentionally Deleted]

               (i)    [Intentionally Deleted]

                                   ARTICLE VI
                              Additional Covenants

        6.1 Indemnification.

        (a) Indemnification by KBLP. From and after the Closing, KBLP shall indemnify, defend and hold harmless the Sonesta Partners, the Partnership, their respective successors and assigns and their respective officers, directors, shareholders, partners, employees and agents (the

"Indemnified Sonesta Persons") from and against any claim, action, demand, loss, cost, expense, liability, penalty or damages, including, without limitation, reasonable attorneys' fees and expenses (a "Loss"), incurred or suffered by any Indemnified Sonesta Person that results from, relates to or arises out of (i) the breach or inaccuracy of any representation or warranty made by KBLP in this Agreement or the KBLP Closing Documents, (ii) the breach or non-fulfillment by KBLP of any of the covenants or agreements of KBLP under this Agreement or the KBLP Closing Documents, (iii) KBLP's failure to pay the KBLP Liabilities as and when due (subject to the right, in good faith, to contest amounts due), or (iv) the breach or nonfulfillment by KBLP or any of its Affiliates of any fiduciary or other duty or obligation to any limited partner or other equity investor of KBLP or any partner of KBLP. The liability of KBLP under this indemnity and any other of its indemnification obligations set forth in this Agreement shall be limited to the assets of KBLP, and none of KBLP's constituent partners, shareholders, subsidiaries or affiliates shall have any liability with respect thereto.

        (b) Indemnification by the Sonesta Partners. From and after the Closing, the Sonesta Partners shall jointly and severally indemnify, defend and hold harmless KBLP, its successors and assigns and their respective partners, employees and agents (the "Indemnified KBLP Persons") from and against any Loss incurred or suffered by any Indemnified KBLP Person that results from, relates to or arises out of (i) the breach or inaccuracy of any representation or warranty made by either Sonesta Partner in this Agreement or the Sonesta Closing Documents, (ii) the breach or non-fulfillment by either Sonesta Partner or the Partnership of any of the covenants or agreements of either Sonesta Partner or the Partnership under this Agreement, the Partnership Closing Documents or the Sonesta Closing Documents, or (iii) the Partnership's failure to pay the Assumed Liabilities as and when due (subject to the right, in good faith, to contest amounts due). The liability of the Sonesta Partners under this indemnity and any other of their respective indemnification obligations set forth in this Agreement shall be limited to their respective assets, and none of their respective constituent partners, shareholders, subsidiaries or affiliates (except the Partnership) shall have any liability with respect thereto.

        (c) Joint Cooperation. Upon obtaining knowledge of the institution of any action or proceeding or other event which could give rise to a claim for indemnity hereunder, the party seeking indemnification shall promptly give written notice thereof to the party from whom indemnification may be sought. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof.

        6.2    Matters Relating to the Plan

        (a) Reasonable Best Efforts. The parties hereto shall use their reasonable best efforts in good faith to file a petition for relief, disclosure statement and all required schedules and to obtain entry of an order by a court of competent jurisdiction confirming the Plan before the respective Deadlines set forth in subparagraph (b) below.

        (b) Deadlines. This Agreement shall be null and void unless (i) on or before March 1, 1998, KBLP has filed a petition for relief under the Bankruptcy Code, together with the Plan and its disclosure statement and all required schedules in connection therewith, in form and substance reasonably acceptable to the Sonesta Partners and KBLP; and (ii) on or before July 1, 1998, a court of competent jurisdiction has entered an order confirming the Plan (the foregoing dates are referred to as the "Deadlines").

        (c) No Solicitation. So long as this Agreement has not become null and void pursuant to subparagraph (b) above or otherwise terminated, neither KBLP nor its successors, assigns, employees, affiliates, agents or others purporting to act on its behalf (the "KBLP Parties") shall solicit or initiate contact with any other person with respect to the sale, transfer or refinancing of KBLP or the Property (a "Financial Transaction").

        (d) Confidentiality. So long as the obligations of KBLP remain in effect pursuant to subparagraph (c) above, the response of any KBLP Party to any third-party inquiry regarding a Financial Transaction shall be limited to acknowledgment of the existence of this Agreement and notification that copies of any documents filed with the Bankruptcy Court may be obtained from the Bankruptcy Court. So long as the obligations of KBLP remain in effect pursuant to subparagraph (c) above, no persons other than the parties hereto shall be allowed to inspect the Property or its financial records other than as filed with the Bankruptcy Court.

        (e) No Other Agreements. So long as the obligations of KBLP remain in effect pursuant to subparagraph (c) above, no KBLP Party shall enter into any Financial Transaction with any person other than as set forth herein.

        6.3 Books and Records. Upon execution hereof, KBLP shall (a) make available to FSC, its Affiliates and their respective agents, counselors, accountants and representatives the Books and Records for inspection, audit and copying, and (b) use its reasonable best efforts (without incurring liability in excess of that contemplated by the Transactions) to assist FSC in the preparation of an audit letter. From and after Closing, and for so long as KBLP is filing tax returns with respect to the Property, KBLP shall have the right, upon reasonable prior notice to FSC (or the general partner of the Partnership, as the case may be) and during normal business hours, to examine and make copies of the books and records of the Property at the location at which such books and records are ordinarily kept, such examination and copying to be made at the expense of KBLP. KBLP shall keep all such information confidential.

        6.4 Transaction Costs and Expenses. The Sonesta Partners shall pay (a) all reasonable legal and accounting fees reasonably incurred by FSC or its Affiliates, KBLP and/or the general partner of KBLP in connection with the negotiation and preparation of this

Agreement and the Partnership Agreement and the consummation of the Transactions, including the preparation, confirmation and implementation of the Plan and any third-party costs related thereto, and (b) title insurance and recording charges, survey costs and transfer taxes, if any, incurred in connection with the Transaction (such costs paid by the Sonesta Partners, are hereinafter referred to the "Transaction Costs"). Otherwise, each of the Sonesta Partners, on the one hand, and KBLP, on the other hand, shall bear its or their own legal, accounting and other fees incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions.

        6.5 Bulk Sales. If, under applicable law, any notification is required to be given to, or a clearance is required to be obtained from, any state or local taxing authorities in order to permit the transfer of the Property as herein contemplated without a Lien attaching to the assets transferred or liability being incurred by the Partnership for any state or local taxes required to be paid or collected by KBLP relating to periods prior to the Closing Date, the Sonesta Partners shall obtain appropriate clearances or releases (and/or statements that no clearances or releases are required) from the applicable taxing authorities (the "Bulk Sales Releases/Directions).

        6.6 [Intentionally Deleted].

        6.7 Contract Party Consents. KBLP shall use reasonable efforts to obtain (and the Sonesta Parties shall cause FSC to cooperate with KBLP in obtaining) the consent of the other parties to the Contracts marked with a "C" on Schedule 4.2(g) (the "Contract Party Consents"), and KBLP shall cooperate with the Sonesta Partners in connection with obtaining the licenses and permits described in Section 5.2(f), including, if required, surrendering any comparable licenses or permits currently held by KBLP to the Partnership at the Closing, granting to governmental agents or representatives access to the Property for the purpose of inspecting the same, and authorizing its management personnel to disclose to such governmental agents or representatives such information with respect to the Property, and the conduct of the business therefrom, as such agents or representatives shall require.

        6.8 Forbearance. In consideration of KBLP's execution of this Agreement, and the performance of its obligations hereunder, FSC agrees to forbear from foreclosing the mortgages and realizing upon the other collateral securing the FSC Indebtedness until March 1, 1998.

        6.9 Further Assurances. The Sonesta Partners, on the one hand, and KBLP, on the other hand, agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents (and to bear their own costs and expenses incidental thereto) and to take such other actions (without incurring liability in excess of that contemplated by the Transactions) as the other of them may reasonably request in order to carry out the intents and purposes of this Agreement.

        6.10 Prorations and Apportionments. There shall be no prorations or apportionments of rents, real estate taxes or other amounts between the Sonesta Partners and/or the Partnership, on the one hand, and KBLP, on the other hand.

        6.11 Tax Reporting. The Sonesta Partners shall cause the Partnership to report the transfer of the Property to the Partnership in accordance with this Agreement as a contribution of the Property to the capital of the Partnership pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE VII
                                     Default

        7.1 Events of Default. A party shall be deemed to be in "Default" hereunder in the event (a) it fails to perform any of its obligations hereunder within five (5) business days after its receipt of notice thereof from a party hereto; (b) any of its representations or warranties is false or misleading in any material respect at the time it was made or at the Closing, and, in the event the facts upon which such representation or warranty was based is subject to cure, the failure to cure the same within five (5) business days after its receipt of notice thereof from a party hereto; or (c) it breaches any of its covenants hereunder and fails to cure the same within five (5) business days after its receipt of notice thereof from a party hereto. Notwithstanding the foregoing, no party shall be deemed to be in Default solely by reason of failure to meet Deadlines.

        7.2 Remedies. Upon the occurrence of a Default by a party, any other party not in Default shall have all rights and remedies provided hereunder and under applicable law with respect thereto.

                                  ARTICLE VIII
                                  Miscellaneous

        8.1 Survival. The covenants, representations and warranties contained herein shall survive Closing indefinitely and the representations and warranties shall not be deemed to have been waived at the Closing or merged into any of the documents of conveyance or transfer to be delivered at the Closing.

        8.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service or facsimile or delivered by hand with receipt acknowledged in writing, as follows:

               (a)    To either Sonesta Partner:

                      c/o Sonesta International Hotels Corporation
                      200 Clarendon Street, Floor 41
                      Boston, Massachusetts 02116
                      Attention: Peter J. Sonnabend
               with a copy thereof to:

                      Bell, Boyd & Lloyd
                      Three First National Plaza
                      Suite 3300
                      Chicago, Illinois  60602
                      Attention: David F. Heroy

               (b) To KBLP:

                      c/o Strategic Realty Advisors, Inc.
                      630 Dundee Road, Suite 220
                      Northbrook, Illinois 60062
                      Attention: Joel Stone

               with a copy thereof to:

                      Sonnenschein Nath & Rosenthal
                      8000 Sears Tower
                      233 S. Wacker Drive
                      Chicago, Illinois  6060
                      Attention: Mark Mehlman

        All notices (i) shall be deemed given when received and (ii) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

        8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single document.

        8.4 Amendments. This Agreement may only be changed, modified, supplemented or terminated by a document executed by the parties hereto.

        8.5 Waiver. No waiver by any party hereto of any failure or refusal by another party hereto to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. All waivers hereunder must be in writing.

        8.6 Successors and Assigns. The terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

        8.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto and the Partnership, and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

        8.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

        8.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Illinois (without regard to conflicts of law rules).

        8.10 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other.

        8.11 Headings. The headings of the various Article and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

        8.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

        8.13 Time of Essence. Time shall be of the essence with respect to all of the time periods contained herein.

        8.14 Schedules. The parties shall negotiate in good faith to agree upon, complete and attach to this Agreement any Schedule provided for in this Agreement that is not included as of the date hereof.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, and joined in by KBHA, PLT, SRAI and Sonesta International, on the day and year first above written.

                                   KEY BISCAYNE LIMITED PARTNERSHIP, a
                                   Florida limited partnership


                                   By: _____________________________
                                        Its ________________________



                                   FLORIDA SONESTA CORPORATION,
                                   a Florida corporation


                                   By: _____________________________
                                        Its ________________________

                                   KEY BISCAYNE LAND CORPORATION,
                                   a Florida corporation


                                   By: _____________________________
                                        Its ________________________



Each of the undersigned joins in the execution of this Agreement for purposes of agreeing with the provisions of Sections 2.3(c), 2.4, 3.2(e) and 3.2(i) hereof and other provisions of this Agreement that relate to it.

KEY BISCAYNE HOTEL ASSOCIATES, LTD.,
a Florida limited partnership,


By: ________________________________
      Its __________________________

PARTNERS LIQUIDATING TRUST,
a Delaware trust


By: ________________________________
      Its __________________________

The undersigned joins in the execution of this Agreement for purposes of agreeing with the provisions of Sections 2.4 and 3.2(b) hereof and other provisions of this Agreement that relate to it.

STRATEGIC REALTY ADVISORS, INC.,
an Illinois corporation


By: ________________________________
      Its __________________________

The undersigned joins in the execution of this Agreement for purposes of agreeing to deliver the Sonesta Guaranty.

SONESTA INTERNATIONAL HOTELS CORPORATION, a New York corporation


By: ________________________________
      Its __________________________

                    Exhibit A - Legal Description of the Land

                        Exhibit B - Partnership Agreement

                        Exhibit C - Permitted Exceptions

                      Schedule 2.1 - Capital Contributions


               Partner                                 Capital Contribution
               -------                                 --------------------
               FLORIDA SONESTA
               CORPORATION                                      $1.00

               KEY BISCAYNE LAND
               CORPORATION                                     $98.00

               KEY BISCAYNE LIMITED
               PARTNERSHIP                                      $1.00


                           Schedule 2.2(a) - Payables

                      Schedule 2.3(d) - Mortgage Amendments

                     Schedule 4.2(f) - Existing Indebtedness

                           Schedule 4.2(g) - Contracts

                           Schedule 4.2(i) - Insurance

                     Schedule 4.2(j) - Employee Benefit Plan

                     Schedule 4.2(k) - Licenses and Permits

                     Schedule 4.2(n) - Intellectual Property

                                      NONE